EXHIBIT 10.1
AGREEMENT
     THIS AGREEMENT (this “Agreement”) is effective the 9th day of January, 2006 (the “Effective Date”) by and between enherent Corp., a Delaware corporation, with its principal place of business at 192 Lexington Avenue, New York, NY 10016, with all of its direct and indirect subsidiaries, (the “Company”) and Thomas Minerva, an individual residing at 249 Neversink Court, Holmdel, New Jersey 07733 (the “Vice Chairman”).
     RECITALS:
     A. The Company is a global information technology services company.
     B. The Vice Chairman is experienced in the information technology services industry.
     C. The Company believes the Vice Chairman will contribute to the profitability of the Company and desires to utilize the Vice Chairman’s experience.
     D. The Vice Chairman is willing to make his services available to the Company on the terms and conditions hereinafter set forth.
     AGREEMENT:
     Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Vice Chairman hereby agree as follows:
     1) Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and, except as otherwise provided in Sections 6 and 7, shall end on December 31, 2007. The Term of this Agreement shall not be further extended without the mutual written consent of the parties.
     2) Services. The Vice Chairman shall report to and provide services hereunder under the supervision of the Chief Executive Officer (“CEO”). The Vice Chairman will provide assistance to the Company related to the development of corporate strategy, including but not limited to market positioning and merger and acquisition opportunities. In addition, the Vice Chairman shall perform such duties as may be reasonably assigned to him by the CEO.

     3) Fees.
          a) Fee. During the Term, the Vice Chairman shall be paid a monthly fee of Five Thousand Dollars ($5,000), payable on the first of each month with the first payment being due and payable on January 9, 2006.
          b) Certain Additional Consideration. In addition to the above payments, the Vice Chairman will receive options to purchase 300,000 shares of common stock which shall be governed by the terms of a Non-Qualified Stock Option Agreement in the form of Exhibit A attached hereto.
     4) Independent Contractor Status. The Vice Chairman’s relationship to the Company is that of independent contractor and the Vice Chairman shall not be deemed to be the employee or an executive officer of the Company. The Vice Chairman shall develop his own time schedule and is responsible for furnishing at his expense any equipment or material necessary to perform the Vice Chairman function. Nothing in this Agreement shall be interpreted or construed as creating or establishing a joint venture, partnership, agency relationship, or formal business organization of any kind. The Vice Chairman understands that he is not entitled to workers’ compensation benefits or unemployment insurance benefits hereunder and he shall not receive such benefits unless the Vice Chairman or some person or entity other than the Company provides such benefits. The Vice Chairman agrees to pay and file all reports with respect to local, state, federal, and foreign taxes, including withholding and FICA taxes, on any moneys earned pursuant to this Agreement.
     5) Confidentiality. Vice Chairman agrees that the following constitutes confidential information or trade secrets and agrees not to disclose same to anyone during the term of this Agreement or thereafter:
          a) Non-public information acquired during the performance of this Agreement;
          b) The finances, business affairs, and circumstances of clients of Company or Company; and
          c) All information and data relating to the services hereunder and Company’s operation.
     This Paragraph shall survive termination of this Agreement.

     6) Restrictions.
          a) Non-solicitation. During the Term and for a one (1) year period after the termination of the Term for any reason, the Vice Chairman shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of the Vice Chairman’s duties under this Agreement, (i) solicit for employment or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor or former employee, consultant or independent contractor of the Company, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months or (ii) call on or solicit any of the operating units of the clients doing business with the Company as of the termination of the Term or potential clients with which the Company is conducting negotiations at the termination of the Term for any reason on behalf of any person or entity in connection with any business competitive with the business of the Company.
          b) Acknowledgment by the Vice Chairman. The Vice Chairman acknowledges and confirms that (i) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Company and (ii) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6 are not over broad, over long, or unfair and are not the result of overreaching, duress or coercion of any kind). The Vice Chairman further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Vice Chairman acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor of the Company in violation of the terms of this Section 6. The Vice Chairman further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

          c) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
          d) Extension of Time. If the Vice Chairman shall be in violation of any provision of this Section 6 then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Vice Chairman.
          e) Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.
     7) Termination. The Company and the Vice Chairman shall each have the right to terminate the Term and the Vice Chairman’s engagement hereunder for any reason upon providing the other party with thirty (30) days written notice. The Company’s sole obligation will be to pay the Vice Chairman his monthly fee through date of termination.
     8) Waivers. It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically in writing as aforementioned.
     9) Savings Provisions. The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.
     10) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to its choice of law provision.

     11) Notices. If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case addressed to the party for whom it is intended at the address specified above.
     12) Default. Except as otherwise provided in the last sentence of section 14, in the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may, after giving 30 days’ notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity, action or law, or, where specifically provided for herein, by arbitration, to enforce performance under this Agreement or to recover damages for breach thereof, including all costs and attorneys’ fees, whether settled out of court, arbitrated, or tried (at both trial and appellate levels).
     13) No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.
     14) Waiver of Jury Trial. All parties knowingly waive their rights to request a trial by jury in any litigation in any court of law, tribunal or legal proceeding involving the parties hereto or any disputes arising out of or related to this Agreement. Any controversy or claim arising out of this Agreement, its enforcement or interpretation, or alleged breach, default or misrepresentation in connection with any of its provisions, shall be submitted to binding arbitration before JAMS-Endispute in accordance with its rules and procedures for commercial arbitration of disputes with arbitrators knowledgeable in the computer consulting/information technology industry. The non-prevailing party shall pay the cost of the arbitration, provided, however, each party shall bear the expenses of its own attorneys. Notwithstanding the foregoing and the provisions of Section 12, the Company may proceed immediately to litigation to enforce its rights under Sections 5 and 6 hereof.
     15) Successors. This Agreement shall inure to the benefit of and be binding upon the Vice Chairman and the Vice Chairman’s heirs, representatives or estate. This

Agreement shall not be assignable by the Vice Chairman.
     16) Indemnity by Vice Chairman. Vice Chairman shall indemnify the Company from all loss, cost, damage and expense, including, without limitation, legal fees and expenses, the Company may suffer as the result of or arising out of Vice Chairman’s relationship with any current or future employer.
     IN WITNESS WHEREOF, the Company, by its appropriate officer, signed this Agreement and the Vice Chairman has signed this Agreement, as of the day and year first above written.

AGREED TO BY: Vice Chairman
By:	/s/ Thomas Minerva
Thomas Minerva

Date:	January 9, 2006

AGREED TO BY: enherent Corp.
By:	/s/ Pamela Fredette
President & CEO

Date:	January 9, 2006